Contact:	Joyce Thomas
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Caesars Acquisition Company Reports Fourth Quarter and Full-Year 2015 Results

LAS VEGAS, February 23, 2016 - Caesars Acquisition Company (NASDAQ: CACQ) today reported the following results for Caesars Growth Partners, LLC ("CGP LLC") for the fourth quarter and full-year 2015. Caesars Acquisition Company ("CAC") was formed to make an investment in CGP LLC, owns 100% of the voting membership units of CGP LLC and accounts for its investment under the equity method.

Fourth Quarter 2015 Highlights

•	Continued strong results in the Interactive Entertainment business unit with net revenues and Adjusted EBITDA up 33.8% and 62.6% year over year, respectively

•
Recorded consistent growth in the Casino Properties and Development business unit with net revenues and Adjusted EBITDA up 5.9% and 34.3% year over year, respectively, primarily due to the availability of rooms and increased rates as a result of renovations at The LINQ Hotel & Casino and marketing and operational efficiencies

Full-Year 2015 Highlights

•	Posted a record year in the Interactive Entertainment business unit with net revenues and Adjusted EBITDA up 30.6% and 59.7% year over year, respectively

•	Delivered impressive growth in the Casino Properties and Development business unit with net revenues and Adjusted EBITDA up 23.3% and 44.1% year over year, respectively
Operating Results of CGP LLC
In May 2014, subsidiaries of CGP LLC acquired Bally's Las Vegas, The Cromwell, The LINQ Hotel & Casino and Harrah's New Orleans from subsidiaries of Caesars Entertainment Operating Company, Inc. ("CEOC"). Because these acquisitions were accounted for as transactions among entities under common control, the financial information herein includes the financial results for these properties as if those businesses were combined into the CGP LLC reporting entity through the May 2014 acquisition dates and consolidated into CGP LLC after the May 2014 acquisition dates. Therefore, the financial information contained herein provides comparable results for the periods presented.

	Three Months Ended December 31,		Percent Favorable	Year Ended December 31,		Percent Favorable(2)
(In millions)	2015	2014		2015	2014
Interactive entertainment net revenues	$209.2	$156.4	33.8%	$766.5	$586.8	30.6%
Casino properties and developments net revenues	392.4	370.5	5.9%	1,579.0	1,280.8	23.3%
Total net revenues	601.6	526.9	14.2%	2,345.5	1,867.6	25.6%
Income/(loss) from operations	93.7	(199.1)	147.1%	483.0	(108.0)	N/M
Net income/(loss) from continuing operations	27.3	(265.2)	110.3%	228.9	(197.6)	215.8%
Net loss from discontinued operations	—	—	0.0%	—	(15.6)	100.0%
Adjusted EBITDA(1)	155.3	103.4	50.2%	632.3	416.2	51.9%
________________________________________

(1)
Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is reconciled to its most comparable GAAP measure later in this release.

(2)	N/M is defined as not meaningful.

Financial Results
Fourth Quarter 2015 results compared with Fourth Quarter 2014
Net revenues for the fourth quarter of 2015 were $601.6 million as compared to $526.9 million for the respective period in 2014, which was an increase of $74.7 million, or 14.2%. The increase in revenue for Caesars Interactive Entertainment, Inc. ("Interactive Entertainment" or "CIE") was primarily driven by strong organic growth in the social and mobile games operating unit. The increase in revenues for Casino Properties and Developments was primarily due to the availability of rooms and increased room rates as a result of renovations at The LINQ Hotel & Casino which was substantially completed and available to guests in early May 2015, and higher volumes at Horseshoe Baltimore, and was partially offset by lower revenues at Harrah's New Orleans as a result of the April 2015 smoking ban.
Income from operations for the fourth quarter of 2015 was $93.7 million as compared to a loss of $199.1 million for the same period in 2014, which was an improvement of $292.8 million, or 147.1%. The improvement in income from operations was primarily attributable to the impairment of goodwill for Bally's Las Vegas recognized in the fourth quarter of 2014, an increase in revenues, an increase in the fair value of contingently issuable non-voting membership units in 2014 as well as reduced write-downs, reserves, and project opening costs, net of recoveries related to the Horseshoe Baltimore construction in 2014. Excluding the impact of the impairment of goodwill for Bally's Las Vegas recognized in the fourth quarter of 2014 and the change in the fair value of contingently issuable non-voting membership units, income from operations for 2015 increased by $90.0 million primarily due to the income impact of increased revenues and reduced operating expenses.
Adjusted EBITDA for the fourth quarter of 2015 and 2014 was $155.3 million and $103.4 million, respectively, which is an increase of $51.9 million, or 50.2%, driven primarily by the income impact of increased revenues and reduced operating expenses.
Year ended December 31, 2015 results compared with December 31, 2014
Net revenues for 2015 were $2,345.5 million as compared to $1,867.6 million in 2014, which was an improvement of $477.9 million, or 25.6%. The increase in revenues for CIE was primarily driven by strong organic growth in CIE's social and mobile games, as well as the February 2014 acquisition of Pacific Interactive. The increase in revenues for Casino Properties and Developments was primarily a result of the openings of The Cromwell in May 2014 and Horseshoe Baltimore in August 2014, increased rates and the availability of rooms as a result of renovations at The LINQ Hotel & Casino which was substantially completed and available to guests in early May 2015, and was partially offset by lower revenues at Harrah's New Orleans as a result of the April 2015 smoking ban.
Income from operations for 2015 was $483.0 million as compared to a loss of $108.0 million in 2014, which was an improvement of $591.0 million. The improvement in income from operations was primarily attributable to an increase in revenue, a decrease in the fair value of contingently issuable non-voting membership units in 2015, the impairment of goodwill for Bally's Las Vegas recognized in the fourth quarter of 2014 and offset by increased expenses resulting from the opening of the Horseshoe Baltimore. Excluding the impact of the change in fair value of contingently issuable non-voting membership units and the change in fair value of contingent consideration from both periods as well as the impairment of goodwill for Bally's Las Vegas, income from operations for 2015 improved by $254.9 million primarily due to the income impact of increased revenues partially offset by operating expenses incurred after the openings of The Cromwell and Horseshoe Baltimore.
Net loss from discontinued operations was $15.6 million for 2014, related to one of CIE's development studios in Minsk, Belarus which was disposed of in the fourth quarter of 2014.
Adjusted EBITDA for 2015 and 2014 was $632.3 million and $416.2 million, respectively. The increase of $216.1 million, or 51.9%, from prior year was driven primarily by the income impact of increased revenues partially offset by operating expenses incurred after the openings of The Cromwell and Horseshoe Baltimore.

Business Units Operating Results
Interactive Entertainment

	Three Months Ended December 31,		Percent Favorable	Year Ended December 31,		Percent Favorable
(In millions)	2015	2014		2015	2014
Net revenues	$209.2	$156.4	33.8%	$766.5	$586.8	30.6%
Income from operations	52.5	0.3	N/M	189.9	21.3	N/M
Net income/(loss) from continuing operations	35.5	(18.7)	289.8%	127.7	(20.9)	N/M
Net loss from discontinued operations	—	—	0.0%	—	(15.6)	100.0%
Adjusted EBITDA(1)	77.9	47.9	62.6%	282.7	177.0	59.7%

________________________________________

(1)	See Reconciliation of Net Income/(Loss) from Continuing Operations to Adjusted EBITDA later in this release.
Fourth Quarter 2015 results compared with Fourth Quarter 2014
Interactive Entertainment net revenues increased by $52.8 million, or 33.8%, in the fourth quarter of 2015 as compared to the same period in 2014, resulting primarily from strong organic growth in CIE's social and mobile games due to the continued focus on conversion and monetization. Income from operations increased by $52.2 million in the fourth quarter of 2015 as compared to the same period in 2014, primarily driven by the income impact of increased revenues and lower stock-based compensation expense partially offset by increased advertising expenses. Adjusted EBITDA increased by $30.0 million, or 62.6%, in the fourth quarter of 2015 as compared to the same period in 2014, driven by the income impact of increased revenues and reduced marketing expenses for real money online gaming.
Year ended December 31, 2015 results compared with December 31, 2014
Interactive Entertainment net revenues increased by $179.7 million, or 30.6%, in 2015 as compared to 2014, resulting primarily from strong organic growth in CIE's social and mobile games, as well as the February 2014 acquisition of Pacific Interactive. Income from operations increased by $168.6 million in 2015 as compared to 2014, primarily driven by the income impact of increased revenues, expense related to the change in fair value of contingent consideration recognized in the prior year, and lower stock-based compensation expense, partially offset by increased advertising expenses. Net loss from discontinued operations was $15.6 million in 2014 due to CIE's suspension of operations of the Minsk development studio. Adjusted EBITDA increased by $105.7 million, or 59.7%, in 2015 as compared to 2014, driven by the income impact of increased revenues and reduced marketing expenses for real money online gaming.
Performance Metrics - Interactive Entertainment
The table below shows the results of CIE's business based upon the financial metrics for the periods presented.

	For the Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(In millions)	2015	2015	2015	2015	2014	2014	2014	2014(1)
Revenues
Social and mobile games	$198.8	$183.5	$175.4	$167.6	$147.7	$151.3	$134.4	$115.7
WSOP and online real money gaming	10.4	11.0	10.8	9.0	8.7	10.3	10.2	8.5
Total	$209.2	$194.5	$186.2	$176.6	$156.4	$161.6	$144.6	$124.2

Adjusted EBITDA	$77.9	$72.7	$69.5	$62.6	$47.9	$53.4	$44.6	$31.1
________________________________________

(1)	Adjusted EBITDA has been recast to reflect discontinued operations related to CIE.

The table below shows the results of CIE's social and mobile games business using operating metrics for the periods indicated. User statistics are presented in thousands of users and average revenue per user is presented in dollars.

	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014(1)
Average Daily Active Users(2)	6,351	6,144	6,132	6,061	5,706	5,640	5,681	5,704
Average Monthly Active Users(2)	19,783	19,324	19,177	19,044	17,863	17,767	18,575	19,597
Average Monthly Unique Users(2)	18,960	18,657	17,918	17,803	16,508	16,472	16,794	17,370
Average Monthly Unique Payers(2)	858	860	796	762	657	595	539	511
Average Revenue Per User	$0.34	$0.33	$0.31	$0.31	$0.28	$0.29	$0.26	$0.24
________________________________________

(1)	Operating metrics include numbers from Pacific Interactive only after its February 2014 acquisition by CIE.

(2)
CIE systems cannot always distinguish unique individuals playing games in multiple sessions in the same day or in a 30-day period ending with the measurement date, playing the same game across multiple platforms, or playing different titles offered by CIE. Thus, users who play multiple titles or multiple platforms may be counted as more than one user within the respective operating metrics.

During the fourth quarter of 2015, CIE's social and mobile games business had approximately 858 thousand Average Monthly Unique Payers, or 4.5% of Average Monthly Unique Users on the social and mobile platforms, purchase virtual goods, which was an increase of approximately 54.5 basis points year over year.
Casino Properties and Developments

	Three Months Ended December 31,		Percent Favorable	Year Ended December 31,		Percent Favorable
(In millions)	2015	2014		2015	2014(1)
Net revenues	$392.4	$370.5	5.9%	$1,579.0	$1,280.8	23.3%
Income/(loss) from operations	34.4	(148.5)	123.2%	193.2	(74.5)	359.3%
Net loss from continuing operations	(15.8)	(196.4)	92.0%	(0.9)	(280.4)	99.7%
Adjusted EBITDA(2)	80.3	59.8	34.3%	366.5	254.4	44.1%
________________________________________

(1)
The financial information herein includes the financial results for Bally's Las Vegas, The Cromwell, The LINQ Hotel & Casino and Harrah's New Orleans as if those businesses were combined into the CGP LLC reporting entity through the May 2014 acquisition dates and consolidated into CGP LLC after the May 2014 acquisition dates.

(2)	See Reconciliation of Net Income/(Loss) from Continuing Operations to Adjusted EBITDA later in this release.
Fourth Quarter 2015 results compared with Fourth Quarter 2014
Casino Properties and Developments net revenues for the fourth quarter of 2015 increased by $21.9 million, or 5.9%, when compared to the same period in 2014 primarily due to the availability of rooms and increased room rates as a result of the completion of renovations at The LINQ Hotel & Casino. Total trips decreased by approximately 4.5% during the fourth quarter of 2015 when compared to the same period in 2014, primarily driven by reduced visits at Harrah's New Orleans.
Casino revenue for the fourth quarter of 2015 and 2014 were $252.3 million and $249.1 million, respectively. The increase in Casino revenue was primarily due to higher volumes at Horseshoe Baltimore and the completion of renovations at The LINQ Hotel & Casino partially offset by lower revenues at Harrah's New Orleans due to the April 2015 smoking ban. Gross casino hold also saw a positive variance, increasing from 11.0% for the fourth quarter of 2014 to 11.4% for the fourth quarter of 2015 primarily attributed to Harrah's New Orleans.
Room revenues for the fourth quarter of 2015 and 2014 were $84.2 million and $64.6 million, respectively. The increase in Room revenues was primarily due to the availability of rooms and increased rates as a result of the completion of renovations at The LINQ Hotel & Casino, higher demand in the Las Vegas market and the increase in resort fees in late 2014. Cash average daily room rates for the fourth quarter of 2015 increased to approximately $127, or 11.4%, when compared to approximately $114 for the same period in 2014. Average daily occupancy was 90.6% and 86.3% for the fourth quarter of 2015 and 2014, respectively. Revenue per available room ("RevPar") for the fourth quarter of 2015 and 2014 was $113 and $99, respectively, or an increase of 14.1%.
Food and beverage revenues for the fourth quarter of 2015 and 2014 were $67.1 million and $67.8 million, respectively. The decrease of $0.7 million, or 1.0%, in Food and beverage revenues was driven largely by venues that closed at Bally's Las Vegas offset by an increase in food and beverage revenues at The LINQ Hotel & Casino.
Other revenues for the fourth quarter of 2015 were $39.9 million as compared to $38.1 million for the same period in 2014. The increase of $1.8 million, or 4.7%, was mainly due to higher entertainment and retail revenue at The LINQ Hotel & Casino.

Income from operations for the fourth quarter of 2015 improved by $182.9 million, or 123.2%, when compared to the same period in 2014 primarily due to the impairment of goodwill for Bally's Las Vegas recognized in the fourth quarter of 2014 and the income impact of increased revenues. Adjusted EBITDA increased by $20.5 million, or 34.3%, when compared to the same period in 2014 primarily driven by the income impact of increased revenues.
Year ended December 31, 2015 results compared with December 31, 2014
Casino Properties and Developments net revenues for 2015 increased by $298.2 million, or 23.3%, when compared to 2014, primarily due to the openings of The Cromwell in May 2014 and Horseshoe Baltimore in August 2014, and by increased rates and the availability of rooms as a result of the completion of renovations at The LINQ Hotel & Casino, partially offset by lower revenues at Harrah's New Orleans due to the April 2015 smoking ban. Total trips increased approximately 25.8% in 2015 when compared to 2014, primarily driven by the openings of Horseshoe Baltimore and The Cromwell.
Casino revenues for 2015 and 2014 were $1,009.6 million and $799.9 million, respectively. The increase in Casino revenues was primarily due to the opening of Horseshoe Baltimore and the completion of renovations at The LINQ Hotel & Casino. Gross casino hold also saw a positive variance, increasing from 11.2% in 2014 to 11.9% in 2015.
Room revenues for 2015 and 2014 were $323.2 million and $258.4 million, respectively. The increase in Room revenues was primarily due to the availability of rooms and increased rates as a result of the completion of renovations at The LINQ Hotel & Casino, higher demand in the Las Vegas market and the increase in resort fees in late 2014. Cash average daily room rates for 2015 increased to approximately $123, or 13.9%, when compared to approximately $108 for the same period in 2014. Average daily occupancy was 92.4% and 89.7% for 2015 and 2014, respectively. RevPar for 2015 and 2014 was $112 and $98, respectively, or an increase of 14.3%.
Food and beverage revenues for 2015 and 2014 were $275.0 million and $245.5 million, respectively. The increase of $29.5 million, or 12.0%, in Food and beverage revenues was driven largely by the completion of renovations at The LINQ Hotel & Casino in 2015 and new offerings that opened in 2014 across the portfolio including various new venues at The Cromwell and Horseshoe Baltimore.
Other revenues for 2015 and 2014 were $162.9 million and $156.6 million, respectively. The increase of $6.3 million, or 4.0%, was primarily due to the opening of Horseshoe Baltimore as well as increases in entertainment and retail revenue at The LINQ Hotel & Casino.
Income from operations for 2015 improved by $267.7 million, or 359.3%, when compared to 2014 primarily attributable to the impairment of goodwill for Bally's Las Vegas recognized in the fourth quarter of 2014 and the income impact of increased revenues, offset by increased expenses resulting from the opening of Horseshoe Baltimore. Adjusted EBITDA for 2015 increased by $112.1 million, or 44.1%, when compared to the same period in 2014 primarily driven by increased revenues, partially offset by operating expenses incurred after the openings of The Cromwell and Horseshoe Baltimore. Adjusted EBITDA was positively impacted by favorable casino hold of $12.6 million year over year.
Liquidity and Capital Resources
CGP LLC and its subsidiaries' primary sources of liquidity include currently available cash and cash equivalents, cash flows generated from its operations and borrowings under the Caesars Growth Properties Holdings, LLC ("CGPH," an indirect, wholly-owned subsidiary of CGP LLC) Revolving Credit Facility which is intended to satisfy CGPH's short-term liquidity needs.
At December 31, 2015 and 2014, CGP LLC had cash and cash equivalents totaling $901.7 million and $944.1 million, respectively. Third-party debt outstanding at CGP LLC was $2,337.3 million as of December 31, 2015 and $2,311.3 million at December 31, 2014. This amount includes debt of the consolidated subsidiary CGPH of $2,018.3 million and $1,992.1 million as of the respective dates.
About Caesars Acquisition Company
Caesars Acquisition Company was formed to make an equity investment in Caesars Growth Partners, LLC, a joint venture between CACQ and Caesars Entertainment Corporation (NASDAQ: CZR), the world's most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. CACQ is CGP LLC's managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.
About Caesars Growth Partners, LLC
Caesars Growth Partners, LLC is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. Through its two businesses, Interactive Entertainment and Casino Properties and Developments, CGP LLC focuses on acquiring or developing assets with strong value creation potential and leveraging interactive technology with its well-known online and mobile game portfolio and leading brands. Assets include Caesars Interactive Entertainment, Inc. (with its social and mobile games, the World Series of Poker and regulated online real money gaming businesses), Planet Hollywood, Bally's Las Vegas, The Cromwell, The LINQ Hotel & Casino, Harrah's New Orleans and Horseshoe Baltimore. Through its relationship with Caesars Entertainment, CGP LLC has the ability to access Caesars Entertainment's proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. For more information, please visit www.caesarsacquisitioncompany.com.
Forward Looking Information
This release contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative of these words or other words or expressions of similar meaning that may identify forward-looking statements and are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are based on our current expectations about future events and are estimates reflecting the best judgment of CAC and CGP LLC's management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CAC and CGP LLC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in CAC's reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•
CAC and CGP LLC's dependence on Caesars Entertainment and its subsidiaries (including CES) to provide support and services, as well as CGP LLC's dependence on Caesars Entertainment's and CES' senior management's expertise and its participation in Caesars Entertainment's Total Rewards loyalty program;

•	the effects of a default by Caesars Entertainment or CEOC on certain debt obligations;

•	Caesars Entertainment's interests may conflict with CAC and CGP LLC's interests and Caesars Entertainment may possibly keep all potential development opportunities for itself;

•	the adverse effects due to the bankruptcy filing of CEOC and certain of its subsidiaries;

•
the effects if a third-party successfully challenges Caesars Entertainment or its affiliates' ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which CIE and CGP LLC license for use in its businesses;

•	CIE's reliance on subsidiaries of Caesars Entertainment to obtain online gaming licenses in certain jurisdictions, such as New Jersey;

•	the difficulty of operating CGP LLC's business separately from Caesars Entertainment and managing that process effectively could take up a significant amount of management's time;

•	CGP LLC's business model and short operating history;

•
CGP LLC's ability to realize the anticipated benefits of current or potential future acquisitions, and the ability to timely and cost-effectively integrate assets and companies that CGP LLC acquires into its operations;

•
the effects of any lawsuits against CAC, CGP LLC or CGPH related to the October 21, 2013 transactions, the May 2014 asset purchase transactions and the proposed CAC and Caesars Entertainment merger transaction;

•	the proposed merger between CAC and Caesars Entertainment may not be consummated on the terms contemplated or at all;

•	the adverse effects if extensive governmental regulation and taxation policies, which are applicable to CGP LLC, are enforced;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the sensitivity of CGP LLC's business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which CGP LLC operates, such as CIE's social and mobile games business and internet gaming business;

•	any failure to protect CGP LLC's trademarks or other intellectual property, such as CIE's ownership of the WSOP trademark;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition CGP LLC's casino properties face in their respective markets;

•	the uncertainty surrounding whether CIE's games, such as Slotomania, will retain their popularity;

•	CIE's reliance on a small portion of its total players for nearly all of its revenue from its social and mobile games;

•	CAC's ability to expand into international markets in light of additional business, regulatory, operational, financial and economic risks associated with such expansion;

•
evolving regulations concerning the social and mobile games industry as well as data privacy, including, but not limited to, the effect of U.S. and foreign laws, some of which are unsettled and still developing;

•	the low barriers to entry and intense competition of the social and mobile games industry could have adverse effects on CIE and CGP LLC;

•	evolving U.S. and foreign laws could subject CIE to claims and prevent CIE from providing its current games to players or the ability to modify its games;

•
the effect on CGP LLC's business strategy if online real money gaming is not legalized in states other than Delaware, Nevada or New Jersey in the United States, is legalized in an unfavorable manner or is banned in the United States;

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility; and

•	the other factors set forth under "Risk Factors" in Part I, Item 1A of the CAC Annual Report on Form 10-K for the year ended December 31, 2015.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CAC and CGP LLC disclaim any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ACQUISITION COMPANY
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues	$—	$—	$—	$—
Operating expenses	6.8	9.2	31.2	25.4
Loss from operations	(6.8)	(9.2)	(31.2)	(25.4)

Income from equity method investment in Caesars Growth Partners, LLC	24.4	23.9	97.4	79.4
Income before provision for income taxes	17.6	14.7	66.2	54.0
Provision for income taxes	(9.1)	(13.5)	(34.2)	(39.4)
Net income	8.5	1.2	32.0	14.6
Other comprehensive income, net of income taxes	—	—	—	—
Comprehensive income	$8.5	$1.2	$32.0	$14.6

Earnings per share
Basic	$0.06	$0.01	$0.23	$0.11
Diluted	$0.06	$0.01	$0.23	$0.11
Weighted average common shares outstanding
Basic	137.0	136.3	136.6	135.9
Diluted	137.4	136.7	136.9	136.0

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Interactive Entertainment
Social and mobile games	$198.8	$147.7	$725.3	$549.1
WSOP and online real money gaming	10.4	8.7	41.2	37.7
	209.2	156.4	766.5	586.8
Casino Properties and Developments
Casino	252.3	249.1	1,009.6	799.9
Food and beverage	67.1	67.8	275.0	245.5
Rooms	84.2	64.6	323.2	258.4
Other	39.9	38.1	162.9	156.6
Less: casino promotional allowances	(51.1)	(49.1)	(191.7)	(179.6)
	392.4	370.5	1,579.0	1,280.8
Net revenues	601.6	526.9	2,345.5	1,867.6
Operating expenses
Interactive Entertainment - Direct
Platform fees	58.5	44.1	212.0	166.1
Casino Properties and Developments - Direct
Casino	137.7	147.3	546.1	448.3
Food and beverage	30.9	34.0	125.3	118.0
Rooms	21.0	17.2	82.9	72.0
Property, general, administrative and other	209.3	214.0	766.6	719.2
Write-downs, reserves and project opening costs, net of recoveries	3.7	18.8	12.1	53.1
Management fees to related parties	10.8	12.3	55.9	37.0
Depreciation and amortization	44.7	44.2	177.8	143.0
Impairment of goodwill, tangible and other intangible assets	1.0	147.5	1.0	147.5
Change in fair value of contingently issuable non-voting membership units	(9.7)	46.6	(117.2)	38.7
Change in fair value of contingent consideration	—	—	—	32.7
Total operating expenses	507.9	726.0	1,862.5	1,975.6
Income/(loss) from operations	93.7	(199.1)	483.0	(108.0)
Interest expense, net of interest capitalized	(50.3)	(49.1)	(196.1)	(172.9)
Interest income - related party	—	—	—	119.2
Impairment of investment in notes from related party	—	—	—	(63.5)
Gain on sale of investment in notes from related party	—	—	—	99.4
Loss on extinguishment of debt	—	—	—	(23.8)
Other (expense)/income, net	(0.1)	—	3.9	0.9
Income/(loss) from continuing operations before provision for income taxes	43.3	(248.2)	290.8	(148.7)
Provision for income taxes	(16.0)	(17.0)	(61.9)	(48.9)
Income/(loss) from continuing operations	27.3	(265.2)	228.9	(197.6)
Discontinued operations
Loss from discontinued operations	—	—	—	(15.7)
Benefit from income taxes related to discontinued operations	—	—	—	0.1
Net loss from discontinued operations	—	—	—	(15.6)
Net income/(loss)	27.3	(265.2)	228.9	(213.2)
Less: net (income)/loss attributable to non-controlling interests	(3.1)	18.5	(7.1)	33.0
Net income/(loss) attributable to Caesars Growth Partners, LLC	$24.2	$(246.7)	$221.8	$(180.2)

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(UNAUDITED)

Adjusted Earnings before Interest income/expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital decisions made for the long-term benefit of CGP LLC. Because not all companies use identical calculations, the presentation of CGP LLC's EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	For the Three Months Ended December 31, 2015
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$35.5	$(15.8)	$7.6	$27.3
Provision for income taxes	16.0	—	—	16.0
Income/(loss) from continuing operations before income taxes	51.5	(15.8)	7.6	43.3
Interest expense, net of interest capitalized	0.9	50.2	(0.8)	50.3
Depreciation and amortization	7.2	37.5	—	44.7
EBITDA	59.6	71.9	6.8	138.3
Other expense, net	0.1	—	—	0.1
Write-downs, reserves and project opening costs, net of recoveries(1)	0.1	3.6	—	3.7
Change in fair value of contingently issuable non-voting membership units(2)	—	—	(9.7)	(9.7)
Impairment of tangible and other intangible assets	—	1.0	—	1.0
Stock-based compensation(4)	17.2	1.6	—	18.8
Other(5)	0.9	2.2	—	3.1
Adjusted EBITDA	$77.9	$80.3	$(2.9)	$155.3

	For the Three Months Ended December 31, 2014
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net loss from continuing operations	$(18.7)	$(196.4)	$(50.1)	$(265.2)
Provision for income taxes	17.0	—	—	17.0
Loss from continuing operations before income taxes	(1.7)	(196.4)	(50.1)	(248.2)
Interest expense, net of interest capitalized	2.0	47.9	(0.8)	49.1
Depreciation and amortization	7.6	36.6	—	44.2
EBITDA	7.9	(111.9)	(50.9)	(154.9)
Write-downs, reserves and project opening costs, net of recoveries(1)	—	18.8	—	18.8
Change in fair value of contingently issuable non-voting membership units(2)	—	—	46.6	46.6
Impairment of goodwill	—	147.5	—	147.5
Acquisition and integration costs	1.1	4.8	—	5.9
Stock-based compensation(4)	38.3	0.7	—	39.0
Other(5)	0.6	(0.1)	—	0.5
Adjusted EBITDA	$47.9	$59.8	$(4.3)	$103.4

	For the Year Ended December 31, 2015
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$127.7	$(0.9)	$102.1	$228.9
Provision for income taxes	61.9	—	—	61.9
Income/(loss) from continuing operations before income taxes	189.6	(0.9)	102.1	290.8
Interest expense, net of interest capitalized	5.2	194.1	(3.2)	196.1
Depreciation and amortization	29.8	148.0	—	177.8
EBITDA	224.6	341.2	98.9	664.7
Other (income)/expense, net	(4.9)	—	1.0	(3.9)
Write-downs, reserves and project opening costs, net of recoveries(1)	0.1	12.0	—	12.1
Change in fair value of contingently issuable non-voting membership units(2)	—	—	(117.2)	(117.2)
Acquisition and integration costs	—	0.3	—	0.3
Impairment of tangible and other intangible assets	—	1.0	—	1.0
Stock-based compensation(4)	59.5	5.0	—	64.5
Other(5)	3.4	7.0	0.4	10.8
Adjusted EBITDA	$282.7	$366.5	$(16.9)	$632.3

	For the Year Ended December 31, 2014
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income/(loss) from continuing operations	$(20.9)	$(280.4)	$103.7	$(197.6)
Provision for income taxes	36.3	12.6	—	48.9
Income/(loss) from continuing operations before income taxes	15.4	(267.8)	103.7	(148.7)
Interest expense, net of interest capitalized	5.8	169.5	(2.4)	172.9
Interest income, including related party	—	—	(120.2)	(120.2)
Depreciation and amortization	28.5	114.5	—	143.0
EBITDA	49.7	16.2	(18.9)	47.0
Other expense, net	0.1	—	—	0.1
Loss on extinguishment of debt	—	23.8	—	23.8
Write-downs, reserves and project opening costs, net of recoveries(1)	2.5	50.6	—	53.1
Change in fair value of contingently issuable non-voting membership units(2)	—	—	38.7	38.7
Change in fair value of contingent consideration(3)	32.7	—	—	32.7
Impairment of goodwill	—	147.5	—	147.5
Acquisition and integration costs	2.0	14.5	0.9	17.4
Gain on sale of investment in notes from related party	—	—	(99.4)	(99.4)
Impairment on investment in notes from related party	—	—	63.5	63.5
Stock-based compensation(4)	86.7	1.3	—	88.0
Other(5)	3.3	0.5	—	3.8
Adjusted EBITDA	$177.0	$254.4	$(15.2)	$416.2

	Interactive Entertainment
	For the Three Months Ended
(In millions)	September 30, 2015	June 30, 2015	March 31, 2015	September 30, 2014	June 30, 2014	March 31, 2014
Net income/(loss) from continuing operations	$25.7	$39.2	$27.3	$(2.9)	$(1.8)	$2.5
Provision for income taxes	20.7	13.8	11.4	21.1	(3.9)	2.1
Income/(loss) from continuing operations before income taxes	46.4	53.0	38.7	18.2	(5.7)	4.6
Interest expense, net of interest capitalized	1.1	1.3	1.9	1.8	1.3	0.7
Depreciation and amortization	7.0	7.8	7.8	7.3	7.5	6.1
EBITDA	54.5	62.1	48.4	27.3	3.1	11.4
Other income, net	(5.0)	—	—	—	—	—
Write-downs, reserves and project opening costs, net of recoveries(1)	—	—	—	2.5	—	—
Change in fair value of contingent consideration(3)	—	—	—	0.1	31.9	0.7
Acquisition and integration costs	—	—	—	0.3	0.6	—
Stock-based compensation(4)	22.6	6.6	13.1	22.0	8.1	18.3
Other(5)	0.6	0.8	1.1	1.2	0.9	0.7
Adjusted EBITDA	$72.7	$69.5	$62.6	$53.4	$44.6	$31.1
_______________________________________

(1)	Amounts primarily represent development costs related to the construction of The Cromwell and Horseshoe Baltimore and the renovation of The LINQ Hotel & Casino.

(2)
Amounts represent the change in fair value of contingently issuable membership units associated with the CIE earn-out calculation related to the transactions establishing CGP LLC. The total amount represents the estimated fair value of CGP LLC non-voting membership units to be issued to a subsidiary of Caesars Entertainment.

(3)	Amount represents the change in fair value of contingent consideration for CIE acquisitions.

(4)	Amounts represent stock-based compensation expense related to stock options, restricted stock and restricted stock units.

(5)	Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified, such as lobbying expenses.